Subject to Completion
Preliminary Term Sheet dated August 29, 2011
Filed Pursuant to Rule 433
Registration No. 333-171806
Units	Pricing Date*	September , 2011
Accelerated Return Notes®	Settlement Date*	October , 2011
Linked to the Russell 2000® Index,	Maturity Date*	November , 2012
due November , 2012	CUSIP No.
$10 principal amount per unit
Term Sheet No.

Royal Bank of Canada

Accelerated Return Notes®
▪     The ARNs have a maturity of approximately 14 months

▪     The ARNs provide 3-to-1 upside exposure to increases in the level of the Russell 2000® Index, subject to a cap of 18% to 22%, to be set on the pricing date

▪     1-to-1 downside exposure, with no downside limit

▪     Payment of the Redemption Amount at maturity is subject to the credit risk of Royal Bank of Canada

▪     No periodic interest payments

▪     No listing on any securities exchange

▪     ARNs are unsecured debt securities and are not savings accounts or insured deposits of a bank.  ARNs are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The ARNs are being offered by Royal Bank of Canada (“RBC”).  The ARNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the ARNs involves a number of risks. There are important differences between the ARNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement ARN-3. ARNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Result in a Loss

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$ 0.20	$
Proceeds, before expenses, to Royal Bank of Canada	$ 9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

*Depending on the date the ARNs are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change.

Merrill Lynch & Co. September , 2011

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

Summary

The Accelerated Return Notes® Linked to the Russell 2000® Index, due November    , 2012 (the “ARNs”) are our senior unsecured debt securities.  The ARNs are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral.  The ARNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the ARNs will be subject to the credit risk of RBC.

The ARNs provide a leveraged return for investors, subject to a cap, if the level of the Russell 2000® Index (the “Index”) increases moderately from the Starting Value of the Index to the Ending Value of the Index. You must be willing to forgo interest payments on the ARNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the ARNs.  You are exposed to the full downside risk of decreases in the Index level.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-3.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Terms of the ARNs		Redemption Amount Determination
Issuer:	Royal Bank of Canada (“RBC”)

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

In this case, if the Ending Value is
less than the Starting Value, you will
receive a payment that is less, and
possibly significantly less, than the
Original Offering Price per unit.

Original Offering Price:	$10 per unit
Term:	Approximately 14 months
Market Measure:	The Russell 2000® Index (Bloomberg symbol: “RTY”)
Starting Value:	The closing level of the Market Measure on the pricing date.
Ending Value:
The average of the closing levels of the Market Measure on each scheduled calculation day during the Maturity Valuation Period.  If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described in the section entitled “Description of ARNs—The Starting Value and the Ending Value—Ending Value—Equity-Based Marked Measures” beginning on page S-20 of product supplement ARN-3.

Capped Value:	$11.80 to $12.20 per unit of the ARNs, which represents a return of 18% to 22% over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date, determined on the pricing date.
Calculation Agent:	MLPF&S
Tax Treatment:
By purchasing an ARN, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARN for U.S. federal income tax purposes as a pre-paid cash-settled derivative contract with respect to the Index, as described in more detail in the section entitled “Certain U.S. Federal Income Taxation Considerations” on page TS-10 below.

For a discussion of certain Canadian federal income tax consequences, please see the section entitled “Certain Canadian Federal Income Taxation Considerations” on page TS-10 below.
Fees Charged:
The public offering price of the ARNs includes the underwriting discount of $0.20 per unit listed on the cover page and an additional amount of $0.075 per unit earned by MLPF&S as more fully described on page TS-6 below.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the ARNs, based on the Participation Rate of 300% and a Capped Value of $12.00 (a 20% return), the midpoint of the Capped Value range of $11.80 to $12.20.  The green line reflects the returns on the ARNs, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the ARNs.  The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

The following table illustrates, for a Starting Value of 100 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the ARNs; and

▪	the total rate of return to holders of the ARNs.

The Index is a price return index.  Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The table and examples are based on the Participation Rate of 300% and a Capped Value of $12.00.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the ARNs
50.00	-50.00%	5.00	-50.00%
60.00	-40.00%	6.00	-40.00%
70.00	-30.00%	7.00	-30.00%
80.00	-20.00%	8.00	-20.00%
90.00	-10.00%	9.00	-10.00%
92.00	-8.00%	9.20	-8.00%
94.00	-6.00%	9.40	-6.00%
96.00	-4.00%	9.60	-4.00%
98.00	-2.00%	9.80	-2.00%
100.00(1)	0.00%	10.00	0.00%
102.00	2.00%	10.60	6.00%
104.00	4.00%	11.20	12.00%
106.00	6.00%	11.80	18.00%
108.00	8.00%	12.00(2)	20.00%
110.00	10.00%	12.00	20.00%
120.00	20.00%	12.00	20.00%
130.00	30.00%	12.00	20.00%
140.00	40.00%	12.00	20.00%
150.00	50.00%	12.00	20.00%

(1)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Index. For recent actual levels of the Index, see “The Index” section below, beginning on page TS-7.

(2)	The Redemption Amount cannot exceed the hypothetical Capped Value of $12.00 (the midpoint of the Capped Value range of $11.80 to $12.20).

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

Example 1 — The Ending Value is 80% of the Starting Value:

Starting Value:	100
Ending Value:	80
Redemption Amount (per unit) = $8.00

Example 2 — The Ending Value is 102% of the Starting Value:

Starting Value:	100
Ending Value:	102

Redemption Amount (per unit) = $10.60

Example 3 — The Ending Value is 150% of the Starting Value:

Starting Value:	100
Ending Value:	150

Redemption Amount (per unit) = $12.00 (The Redemption Amount cannot be greater than the Capped Value.)

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

Risk Factors

There are important differences between the ARNs and a conventional debt security. An investment in the ARNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the ARNs in the “Risk Factors” sections beginning on page S-9 of product supplement ARN-3 and page 1 of the MTN prospectus supplement identified below under “Additional Terms.”  We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ARNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪
Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the ARNs. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the ARNs.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪
The costs of developing, hedging, and distributing the ARNs described on page TS-6 are reflected in the public offering price, and will not be reflected in secondary market prices.  As a result, the price at which you may sell the ARNs in any secondary market may be significantly lower than the public offering price.

▪	A trading market is not expected to develop for the ARNs. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the ARNs.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	Russell Investments (“Russell”) may adjust the Index in a way that affects its level, and Russell has no obligation to consider your interests.

▪
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions of the issuers of those securities.

▪
While we, MLPF&S, or our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S, or our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪
If you attempt to sell the ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the ARNs and their market value.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.

▪	The calculation agent will have the authority to make determinations that could affect the value of your ARNs. We have the right to appoint and, under some circumstances, remove the calculation agent.

▪
The U.S. federal income tax consequences of the ARNs are uncertain, and may be adverse to a holder of the ARNs.  See “Certain U.S. Federal Income Taxation Considerations” on page TS-10 below and “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-3.

Investor Considerations

You may wish to consider an investment in the ARNs if:	The ARNs may not be an appropriate investment for you if:

▪      You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.

▪      You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

▪      You accept that the return on the ARNs will not exceed the return represented by the Capped Value.

▪      You are willing to forgo interest payments on the ARNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪      You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪      You are willing to accept that a trading market is not expected to develop for the ARNs. You understand that secondary market prices for the ARNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪      You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the ARNs.

▪      You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the ARNs to provide you with your desired return.

▪      You anticipate that the level of the Index will increase substantially from the Starting Value to the Ending Value such that the Capped Value of the ARNs will limit the return that you could have achieved by investing in an uncapped product linked to the Index.

▪      You seek principal protection or preservation of capital.

▪      You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on the stocks included in the Index.

▪      You seek assurances that there will be a liquid market if and when you want to sell the ARNs prior to maturity.

▪      You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the ARNs.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

Supplement to the Plan of Distribution and Role of MLPF&S

We may deliver the ARNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the ARNs occurs more than three business days from the pricing date, purchasers who wish to trade the ARNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The ARNs will not be listed on any securities exchange. In the original offering of the ARNs, the ARNs will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the ARNs. Under our distribution agreement with MLPF&S, MLPF&S will purchase the
ARNs from us on the issue date as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.  The public offering price includes, in addition to the underwriting discount, an amount equal to approximately $0.075 per unit, which does not require any additional cash payment by investors beyond the public offering price on the settlement date to purchase the ARNs from MLPF&S.  This amount reflects an estimated profit earned by MLPF&S from transactions through which the ARNs are structured and our resulting obligations are hedged.  The fees charged reduce the economic terms of the ARNs.  Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the ARNs, we may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates.  As a result of these amounts, the price at which you may sell the ARNs in any secondary market may be significantly lower than the public offering price.  For further information regarding these amounts, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to ARNs” beginning on page S-9 and “Use of Proceeds and Hedging” on page S-18 in product supplement ARN-3.

If you place an order to purchase the ARNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the ARNs, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices.  MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in such transactions.  The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the ARNs that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from information provided by Russell. Additional information on the Index is available on the Russell website: www.russell.com.  We are not incorporating by reference the website or any material included on that website in this term sheet. The information reflects the policies of, and is subject to change by, Russell. Russell, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Russell discontinuing publication of the Index are discussed in the section entitled “Description of ARNs—Discontinuance of a Market Measure” beginning on page S-25 of product supplement ARN-3. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

 “Russell 2000®” and “Russell 3000®” are trademarks of Russell and have been licensed for use in this offering by us. The ARNs are not sponsored, endorsed, sold, or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the ARNs.

Russell began dissemination of the Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Index. The Index was set to 135 as of the close of business on December 31, 1986. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 99% of the U.S. equity market. The Index is determined, comprised, and calculated by Russell without regard to the ARNs.

Selection of Stocks Underlying the Index

All companies eligible for inclusion in the Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

An important criteria used to determine the list of securities eligible for the Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

Companies with a total market capitalization of less than $30 million are not eligible for the Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Index. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Index using the then existing market capitalizations of eligible companies. Reconstitution of the Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Index. The current Index level is calculated by adding the market values of the Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares publicly available, to arrive at the available market capitalization of the 2,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Index. To calculate the Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through July 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the ARNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the ARNs. On August 25, 2011, the closing level of the Index was 674.42.

Before investing in the ARNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.  Historical trading levels for the Index can be found on Russell’s website at http://www.russell.com/Indexes/data/index_daily_values.asp.

License Agreement

We have entered into a non-exclusive license agreement with Russell providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by Russell (including the Index) in connection with certain securities, including the ARNs. The license agreement provides that the following language must be stated in this term sheet:

The ARNs are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the holders of the ARNs or any member of the public regarding the advisability of investing in securities generally or in the ARNs particularly or the ability of the Index to track general stock market performance or a segment of the same. Russell’s publication of the Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Index is based. Russell’s only relationship to us is the licensing of certain trademarks and trade names of Russell and of the Index, which is determined, composed, and calculated by Russell without regard to us or the ARNs. Russell is not responsible for and has not reviewed the ARNs nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Index. Russell has no obligation or liability in connection with the administration, marketing, or trading of the ARNs.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE ARNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the ARNs are summarized below. The discussion below supplements the discussion under “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-3. As described in product supplement ARN-3, this section applies to you only if you hold your ARNs as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ARN-3.  In addition, except for the discussion under the heading “Recently Enacted Legislation,” this section does not apply to you if you are not a U.S. holder (as defined on page S-32 of product supplement ARN-3).  Other U.S. federal income tax consequences to a person other than a U.S. holder of investing in the ARNs are discussed under the heading “U.S. Federal Income Tax Summary – Non-U.S. Holders” on page S-35 of product supplement ARN-3.

The United States federal income tax consequences of your investment in the ARNs are uncertain and the Internal Revenue Service could assert that the ARNs should be taxed in a manner that is different than described below.  By purchasing an ARN, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARN for U.S. federal income tax purposes as a pre-paid cash-settled derivative contract with respect to the Index.  If your ARNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ARNs.  Such gain or loss should generally be long term capital gain or loss if you have held your ARNs for more than one year.

In the opinion of our special U.S. tax counsel, Sullivan & Cromwell LLP, the ARNs should be treated in the manner described above.

The Internal Revenue Service released a notice that may affect the taxation of holders of the ARNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of such instruments will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. We intend to treat the ARNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Recently Enacted Legislation.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ARNs), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the return on which to report the relevant information. However, once the Internal Revenue Service issues the return, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such return. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ARNs.

For a further discussion of the tax treatment of your ARNs as well as other possible alternative characterizations, please see the discussion under the heading “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-3.  You should consult your tax advisor as to the possible alternative treatments in respect of the ARNs.  For additional, important considerations related to tax risks associated with investing in the ARNs, you should also examine the discussion in “Risk Factors—General Risks Relating to ARNs—Significant Aspects of the Tax Treatment of the ARNs are Uncertain” beginning on page S-14 of product supplement ARN-3.

Certain Canadian Federal Income Taxation Considerations

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest on an ARN (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest, such as any amount paid at maturity in excess of the amount paid for the ARN) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Index is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the ARNs, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product supplement dated January 28, 2011, the section entitled “Certain Income Tax Consequences” in the prospectus supplement dated January 28, 2011, and the section entitled “Tax Consequences” in the prospectus dated January 28, 2011.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Russell 2000® Index, due November   , 2012

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet.  The ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-3 dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000317/b127112424b5.htm

▪	Series E MTN prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

▪	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics.  The following description is meant solely for informational purposes and is not intended to fully describe any particular Market-Linked Investment nor guarantee any particular performance.

The ARNs are an “Enhanced Return” Market-Linked Investment having the terms and investment risks and considerations described elsewhere in this term sheet.  MLPF&S generally categorizes Enhanced Return Market-Linked Investments as short- to medium-term investments that may offer you the potential to receive better than market returns on the performance of the underlying asset.  In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments do not assure full, or any repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

 “Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

Accelerated Return Notes®